UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bryn Mawr Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 19, 2005

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation (the “Corporation”) will be held at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA on Tuesday, April 19, 2005, at 2:00 P.M., for the following purposes:

1. To elect two (2) Class III directors to serve a four (4) year term until their successors are duly elected and take office.

2. To elect one (1) Class II director to serve the remaining three (3) years of the term of a Class II director until her successor is duly elected and takes office.

3. Such other business as may promptly come before the meeting or any adjournment thereof.

In their discretion, the proxies are authorized to act upon such other matters as may properly come before the meeting. Reference is made to the accompanying Proxy Statement for details with respect to the foregoing matters. Only shareholders of record at the close of business on March 1, 2005, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Such shareholders may vote in person or by proxy.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

ROBERT J. RICCIARDI
Secretary

Bryn Mawr, PA

March 10, 2005

IMPORTANT NOTICE

To assure your representation at the Annual Meeting, please complete, date, sign, and promptly mail the enclosed proxy card in the return envelope. No postage is necessary if mailed in the United States. Any shareholder giving a proxy has the power to revoke it at any time prior to its use for any purpose. Any shareholder who is present at the meeting may withdraw their proxy prior to its use for any purpose and vote in person.

PROXY STATEMENT

i

PROXY STATEMENT

FOR THE ANNUAL MEETING OF

BRYN MAWR BANK CORPORATION

TO BE HELD ON

APRIL 19, 2005

INFORMATION REGARDING THE ANNUAL MEETING

Matters to be Considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (the “Corporation”) in connection with the solicitation of proxies by the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Tuesday, April 19, 2005, at 2:00 P.M., or any adjournment or postponement thereof (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon (i) the election of two (2) Class III directors to serve a four (4) year term until their successors are duly elected and take office, and (ii) the election of one (1) Class II director to serve the remaining three (3) years of the term of a Class II director until her successor is duly elected and takes office. The proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The approximate date upon which this Proxy Statement and the proxy are to be mailed to shareholders is March 10, 2005. The address of the executive office of the Corporation is 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

Date, Time and Place of Annual Meeting

The Annual Meeting will be held on Tuesday, April 19, 2005, at 2:00 P.M., at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA.

Record Date, Voting and Voting Procedures

The Board of Directors of the Corporation has fixed the close of business on March 1, 2005, as the date for determining holders of record of the Corporation’s Common Stock, par value $1.00 per share, entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of record is entitled to one vote per share on the matters to be considered at the Annual Meeting.

The holders of a majority of the outstanding shares of the Corporation’s Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 1, 2005, there were 8,589,258 shares of the Corporation’s Common Stock outstanding.

Shares represented by properly executed proxies will be voted in accordance with the directions indicated in the proxies unless such proxies have previously been revoked. Each properly executed proxy on which no voting directions are indicated will be voted in favor of the adoption of the proposals recommended by the Board of Directors of the Corporation, and in the discretion of the proxy agents as to any other matters which may properly come before the Annual Meeting. A proxy may be revoked by a shareholder at any time prior to its use for any purpose by giving written notice of such revocation to Robert J. Ricciardi, the Secretary of the Corporation, at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396 or by appearing in person at the Annual Meeting and asking to withdraw the proxy prior to its use for any purpose so that the shareholder can vote in person. A later dated proxy revokes an earlier dated proxy.

The Corporation does not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxy agents will vote in accordance with their best judgment.

For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of the Corporation’s Common Stock present in person or represented by proxy at the Annual Meeting for a particular matter (including the election of Directors) is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the Annual Meeting for purposes of the proposal. However, they are not votes for approval of the proposal, so they will have the same effect as votes cast against the proposal. With respect to broker non-votes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker non-votes are not counted with regard to the proposal, but they reduce the number of affirmative votes required to approve the proposal by reducing the total number of shares present or represented (from which a majority is calculated).

Other Matters

The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and e-mail, by the directors, officers and employees of the Corporation and by the Corporation’s wholly-owned subsidiaries, including The Bryn Mawr Trust Company (the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy material to beneficial owners of the Corporation’s Common Stock held of record by such persons, and the Corporation will reimburse them for their expenses in doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Corporation, as of January 17, 2005(1) with respect to the only persons or entities to the Corporation’s knowledge, who may be beneficial owners of more than 5% of the Corporation’s Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Corporation Common Stock	Percentage of Outstanding Corporation Common Stock Owned
George W. Connell 121 Cheswold Lane Haverford, PA 19041	1,582,200	18.39%

Thomas J. Carroll Patrickswell Post Office Box 488 Middleburg, VA 22117	836,486	9.73%

(1)	As of January 17, 2005, there were 8,601,258 shares of the Corporation’s Common Stock outstanding.

THE CORPORATION’S AND BANK’S

BOARDS OF DIRECTORS

The By-Laws of the Corporation provide that the Corporation’s business shall be managed by a Board of Directors of not less than eight and not more than thirteen directors. The Corporation’s Board, as provided in the By-Laws, is divided into four classes of directors, with each class being as nearly equal in number as possible. The Board of Directors has fixed the number of directors at eleven, with two members in Class I, three members in Class II, three members in Class III, and three members in Class IV. There will be a vacancy in Class III due to the retirement of Warren W. Deakins from the Board of Directors at the end of his current term and there is presently a vacancy in Class IV, which may be filled by the Board of Directors as provided in the next paragraph.

Under the Corporation’s By-Laws, persons elected by the Board of Directors to fill a vacancy on the Board serve as directors for a term expiring with the next annual meeting of shareholders, unless the directors are elected by the Board after the record date for that meeting, in which case the person serves as a director until the annual meeting of shareholders following that meeting. The directors in each class serve terms of four years each, unless elected to fill an unexpired term of office, and until their successors are elected and take office.

The Boards of Directors of the Corporation and the Bank meet at least quarterly. Board meetings of the Corporation and the Bank will occur in January, April, July and October of 2005. The Risk Management Committees and Executive Committees meet in those months when the Boards of Directors do not meet. The Executive Committees act in the stead of the Boards of Directors of the Corporation and the Bank. The Audit Committees of the Boards and the Trust Committee of the Bank meet at least quarterly. The Risk Management Committees review and manage the material business risks which confront the Corporation and the Bank. The Compensation Committees meet at least once a year. The Nominating Committees meet at least once a year.

Director Independence

The Boards of Directors of the Corporation and the Bank have determined that all of its members are independent and meet the independence requirements of The NASDAQ Stock Market (“NASDAQ”), except for Frederick C. Peters, II. Because Mr. Peters is the President and Chief Executive Officer of the Corporation and the Bank, he is not considered independent as defined by NASDAQ. Mr. Peters also serves as Chairman of the Corporation and the Bank.

Lead Independent Director

The Boards of Directors of the Corporation and the Bank created the position of Lead Director. Thomas A. Williams was appointed as the Boards’ Lead Director, to serve a one (1) year term expiring at the Corporation’s 2005 Annual Meeting. The Lead Director presides at Board meetings when the Chairman is not present, including executive sessions of the independent directors, and acts as the liaison between the Boards and the CEO. The Lead Director has oversight responsibilities for corporate governance procedures and committee charters and has the authority to call meetings of the independent directors. In addition, the Lead Director coordinates the process of evaluating the effectiveness of the Boards and their Committees and consults with the Boards and the CEO regarding those evaluations.

Communications with Directors

Shareholders may communicate directly with any member or committee of the Board of Directors of the Corporation or the Bank by writing to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396.

Policy for Attendance at Annual Meeting

The Corporation has adopted a policy requiring all of the directors to attend the Corporation’s annual meeting. All of the Corporation’s Directors attended the annual meeting held on April 20, 2004.

Code of Business Conduct and Ethics

The Corporation has a Code of Business Conduct and Ethics (“the Code”). The Code is available on the Corporation’s website at www.bmtc.com under the “Code of Ethics” caption and printed copies are available to any shareholder upon request. The Code meets the requirements for a code of ethics for the Corporation’s principal executive officer, principal financial officer or persons performing similar functions under Item 406 of Regulation S-K of the Securities and Exchange Commission (“SEC”). Any amendments to the Code, or any waivers of the Code for directors or executive officers will be disclosed promptly on a Form 8-K filed with the SEC or by any other means approved by the SEC.

Executive Sessions of Independent Directors

The independent members of the Corporation’s and Bank’s Boards of Directors will continue their practice of holding scheduled executive sessions on a regular basis but, in any event, not less than twice a year. During 2004, four executive sessions were held.

General Information About the Corporation’s and Bank’s Boards of Directors

The Corporation’s Board of Directors was scheduled to meet at least quarterly and during 2004 held five meetings, including the Corporation’s organization meeting in April of 2004. The Bank’s Board of Directors was scheduled to meet at least quarterly and during 2004 held four meetings.

Information About Committees of the Corporation’s Board of Directors

The Committees of the Corporation’s Board of Directors are the Executive, Nominating, Risk Management, Audit and Compensation Committees.

The Executive Committee, comprised of Thomas A. Williams (Chair), Wendell F. Holland, Francis J. Leto, Frederick C. Peters II and B. Loyall Taylor, Jr., meets to discuss and act upon matters which require action prior to the next meeting of the Corporation’s Board of Directors and exercises the authority and powers of the Board of Directors at intervals between meetings of the Board of Directors insofar as may be permitted by law. During 2004 the Executive Committee held eight meetings.

The Nominating Committee, comprised of Francis J. Leto (Chair), William Harral, III, James J. Smart and Thomas A. Williams has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board of Directors. The Nominating Committee has a charter which is available on the Corporation’s website at www.bmtc.com on the Investor Relations page under the heading BMBC Nominating Committee Charter. Each member of the Nominating Committee is independent as defined by NASDAQ. During 2004, the Nominating Committee held four meetings.

The Nominating Committee considers candidates for nominees for director from various sources including other directors, clients of the Bank and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews the directors’ overall service to the Corporation during their term, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing the Corporation and enhancing shareholder value. In the case of a new director candidate, the Nominating Committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The Nominating Committee may obtain any additional information which it deems necessary. A qualified nominee is interviewed by all members of the Nominating Committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from such interviews and information obtained by the Nominating Committee, the Committee evaluates whether a prospective candidate is qualified to serve as a director and whether the Nominating Committee should recommend to the Board that the Board nominate (or elect to fill a vacancy) the prospective candidate.

The Nominating Committee will use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below.

The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nomination should be addressed to the Chairman, Nominating Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010 and must include the following information: (a) the name and address, as they appear on the Corporation’s books, of the shareholder nominating such candidate; (b) the number of shares of the Corporation which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each nominee proposed; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of the Corporation’s stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

All shareholder nominations must be received not less than one hundred and twenty (120) days before the date the Corporation’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the Nominating Committee considers the needs of the Corporation with respect to the particular talents and experience of its directors and seeks to insure that at least a majority of the directors are independent under the NASDAQ rules and that members of the Corporation’s Audit Committee meet the financial literacy requirements under the NASDAQ rules and at least one of them qualifies as an Audit Committee financial expert under the rules of the SEC. Members of the Board of Directors should also be of the highest ethical character; share the values of the Corporation; have reputations, both personal and professional, consistent with the image and reputation of the Corporation; be active or former leaders of organizations; possess knowledge in the fields of financial services and wealth management and an understanding of the Bank’s marketplace; have relevant expertise and experience which will be useful in offering advice and guidance to the chief executive officer; be independent of any particular constituency and be able to represent all shareholders of the Corporation. Nominees for director must also be willing to commit the necessary time to devote to board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. Nominees for director should also have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. In considering nominees for director, the Nominating Committee also considers the Corporation’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. A nominee for director must also be or become a shareholder of the Corporation upon joining the Board of Directors. Application of the above criteria may vary according to the particular areas of expertise desired as a compliment to the existing composition of the Board of Directors.

The Risk Management Committee, comprised of Warren W. Deakins (Chair), Andrea F. Gilbert, William Harral, III, Frederick C. Peters II and James J. Smart, meets to review and manage the material business risks which confront the Corporation by establishing and monitoring policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the Corporation’s material business risks. During 2004, the Risk Management Committee held eight meetings.

The Audit Committee comprised of William Harral, III (Chair), Warren W. Deakins, Wendell F. Holland and James J. Smart, meets at least quarterly. The Audit Committee, pursuant to the Audit Committee charter which was attached to the Corporation’s proxy statement for its 2003 annual meeting, has general oversight responsibilities regarding the Corporation’s financial reporting process and internal controls. The Audit Committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. See Audit Committee Report for additional information about the responsibilities of the Audit Committee. Each member of the Audit Committee is independent and financially literate as defined by NASDAQ. The Board of Directors of the Corporation has determined that James J. Smart is a financial expert as defined by SEC regulations. The Audit Committee held five meetings in 2004.

The Compensation Committee, comprised of Nancy J. Vickers (Chair), Warren W. Deakins, William Harral, III, B. Loyall Taylor, Jr. and Thomas A. Williams, meets to discuss compensation matters. The Compensation Committee oversees the Corporation’s compensation policies and their specific application to the directors and executive officers of the Corporation and its subsidiaries. The Committee also reviews, and recommends to the full Board of Directors, the compensation and benefits for non-employee Directors. The Compensation Committee also determines the number of stock options to be distributed pursuant to the Corporation’s Stock Option Plans. Each member of the Compensation Committee is independent as defined by NASDAQ. During 2004, the Compensation Committee held four meetings.

The total number of meetings of the Corporation’s Board of Directors that were held in 2004 was five. All of the incumbent directors, who were directors during 2004, (i) attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors, and (ii) all directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by all committees of the Board on which the directors served.

Information About Committees of the Bank’s Board of Directors

The Committees of the Bank’s Board of Directors are the Executive, Risk Management, Audit, Trust, Compensation and Nominating Committees.

The Executive Committee, comprised of Thomas A. Williams (Chair), Wendell F. Holland, Francis J. Leto, Frederick C. Peters II and B. Loyall Taylor, Jr., meets to ratify certain of the Bank’s loans to customers and to exercise the authority and powers of the Bank’s Board of Directors at intervals between meetings of the Board of Directors insofar as may be permitted by law. The Executive Committee held eight meetings during 2004.

The Risk Management Committee, comprised of Warren W. Deakins (Chair), Andrea F. Gilbert, William Harral, III, Frederick C. Peters II and James J. Smart, meets to review and manage the material risks which confront the Bank by establishing and monitoring policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure loan quality and concentration, interest rate and market risk, as well as liquidity risk and other material business risks. During 2004, the Risk Management Committee held eight meetings.

The Audit Committee comprised of William Harral, III (Chair), Warren W. Deakins, Wendell F. Holland and James J. Smart, meets at least quarterly. The Audit Committee, pursuant to the Audit Committee charter which was attached to the Corporation’s proxy statement for its 2003 annual meeting, has general oversight responsibilities regarding the Bank’s financial reporting process and internal controls. The Audit Committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Each member of the Audit Committee is independent and financially literate as defined by NASDAQ. The Audit Committee held five meetings in 2004.

The Trust Committee, comprised of B. Loyall Taylor, Jr. (Chair), Andrea F. Gilbert, Francis J. Leto, Frederick C. Peters II, Nancy J. Vickers and Thomas A. Williams, meets quarterly and has general supervision over the Wealth Management Division and over that Division’s investments. The Trust Committee held eight meetings during 2004.

The Compensation Committee, comprised of Nancy J. Vickers (Chair), Warren W. Deakins, William Harral, III, B. Loyall Taylor, Jr. and Thomas A. Williams, meets to discuss compensation matters. The Bank Compensation Committee is responsible for recommending to the full Board the Bank’s compensation policies and for administering those policies. The Compensation Committee of the Bank in conjunction with the Compensation Committee of the Corporation, annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives and determines and approves the compensation and benefits to be paid or provided to the CEO and the other executive officers. Each member of the Compensation Committee is independent as defined by NASDAQ. During 2004, the Compensation Committee held four meetings.

The Nominating Committee, comprised of Francis J. Leto (Chair), William Harral, III, James J. Smart and Thomas A. Williams, has responsibility for identifying and evaluating candidates for director and recommending the nomination of new directors to the full Board of Directors. Each member of the Nominating Committee is independent as defined by NASDAQ. During 2004, the Nominating Committee held four meetings.

Meetings of Bank’s Board and its Committees

The total number of meetings of the Bank’s Board of Directors which were held in 2004 was four. All incumbent directors (i) attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors, and (ii) attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by all committees of the Board on which the directors served.

BOARDS OF DIRECTORS COMPENSATION

Directors Fees

Each non-employee director, other than Andrea F. Gilbert, who joined the Board on July 1, 2004, was paid an annual retainer of $10,000 in the Corporation’s Common Stock, at the market value of the stock on April 22, 2004. Ms. Gilbert was paid a retainer of $7,500 in the Corporation’s Common Stock, at the market value of the stock on June 30, 2004. In addition each non-employee director was paid a fee of $1,000 for attending each Board meeting, $1,000 for attending the Corporation’s organization meeting and for attending each Executive Committee and Risk Management Committee meeting and a fee of $500 for attending each Committee meeting which is not held on a Board meeting day. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. From time to time, the Corporation may reimburse directors for travel expenses associated with attendance at Board or Committee meetings.

During 2004, the Compensation Committee recommended, and the Board of Directors approved, a $5,000 additional annual cash retainer for the Audit Committee Chair effective in 2005 and an additional annual cash retainer of $5,000 for the Lead Director effective in 2004.

Stock Options

In April, 2004, each non-employee director, other than Ms. Gilbert and Mr. Holland, received 3,000 options to purchase shares of the Corporation’s common stock at a purchase price equal to the fair market value of the stock on April 22, 2004. Ms. Gilbert, who joined the Boards on July 1, 2004, was granted options to purchase 2,250 shares of the Corporation’s stock at a purchase price equal to the fair market value of the stock on June 30, 2004. Mr. Holland declined to accept any stock options to avoid the appearance of any conflict of interest because of his position with the Pennsylvania Public Utility Commission.

During 2004, the Compensation Committee recommended, and the Board of Directors approved, an increase in the number of options to be granted to each non-employee director of the Corporation and the Bank during 2005 from options to purchase 3,000 shares to options to purchase 3,500 shares of Corporation Common Stock. Accordingly, under the Corporation’s 2004 Stock Option Plan, each non-employee director of the Corporation and the Bank during 2005 is eligible to be granted options to purchase 3,500 shares of Corporation Common Stock. The purchase price of the stock is the fair market value on the day preceding the day the option is granted. Each stock option may be exercised within ten (10) years from the date of grant. Directors who are elected or appointed to the Board at or before the Corporation’s 2005 Annual Meeting may participate in the Corporation’s 2004 Stock Option Plan.

Directors’ Deferred Payment Plans

Under the Deferred Payment Plans for Directors (the “Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director of the Corporation and Bank. The Plans are non-qualified plans and the Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Plans, a participating director may elect to invest the deferred director’s fees in one or more different investment funds, including an investment in the Corporation’s Common Stock. The right to receive future payments under the Plans is an unsecured claim against the general assets of the Corporation.

Director’s Consulting Agreement

The Bank entered into a Consulting Agreement (“Agreement”) effective January 1, 2002, with Robert L. Stevens who served the Bank and the Corporation for many years as a director until April 20, 2004 and formerly as the Chairman, President and Chief Executive Officer. The Agreement provides that Mr. Stevens will advise and consult with and assist the Corporation, the Bank and their subsidiaries with respect to matters specified by the Chief Executive Officer or Boards of Directors so that the Bank and the Corporation will have ready access to the knowledge and expertise in the financial service industry which Mr. Stevens has acquired over his many years in that industry and will have the benefit of Mr. Stevens’ agreement not to compete with them. The Agreement ends on Mr. Stevens’ 70th birthday, August 4, 2007, unless sooner terminated by the death or disability of Mr. Stevens or for cause as specified in the Agreement. Through August 31, 2005, Mr. Stevens’ compensation will be at the rate of $100,000 per year and during the period September 1, 2005 through August 4, 2007, Mr. Stevens’ compensation will be at the rate of $75,000 per year. The compensation is payable in quarterly installments.

The Agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Stevens agrees not to disclose any confidential information, not to solicit employees or clients of the Corporation, the Bank or their subsidiaries and agrees not to compete with the Corporation, the Bank or their subsidiaries during the term of the Agreement and for a period of two years following the termination of the Agreement within a one hundred mile radius of Bryn Mawr, PA.

BIOGRAPHICAL INFORMATION ABOUT CORPORATION’S DIRECTORS

The following table sets forth certain biographical information for each of the Corporation’s directors. Other than as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

Name, Principal Occupation and Business Experience For Past Five Years	Age as of February 27, 2005	Director Since(1)
CONTINUING DIRECTORS
Class I

The terms of the following directors expire in 2007:

1. Nancy J. Vickers President, Bryn Mawr College since July 1997	60	1998

2. Thomas A. Williams Vice President, Secretary/Treasurer, Houghton International, Inc., a specialty chemical company until retirement in July 2000	69	1992

Name, Principal Occupation and Business Experience For Past Five Years	Age as of February 27, 2005	Director Since(1)
CONTINUING DIRECTORS
Class II
The terms of the following directors expire in 2008:
1. B. Loyall Taylor, Jr. President, Taylor Gifts, Inc., mail order catalog sales	58	1986
2. James J. Smart Managing Partner, Smart and Associates, LLP, a certified public accounting firm	47	2003
NOMINEE FOR DIRECTOR
Class II

3. Andrea F. Gilbert (2) President of Bryn Mawr Hospital since June, 2002; previously Senior Vice President from June, 2000; Chief Executive Officer of City Avenue Hospital of the Tenet Health System from November, 1998 to June, 2000	51	2004
NOMINEES FOR DIRECTORS
Class III
The terms of the following directors expire in 2009:
1. Wendell F. Holland Chairman, Pennsylvania Public Utility Commission since September 30, 2004 and previously Commissioner from September, 2003; Counsel to the law firm of Obermayer, Rebmann, Maxwell & Hippel, LLP from January, 2000 until September, 2003(3)	53	1997
2. Frederick C. Peters II Chairman of the Corporation and the Bank since August 2002; President and Chief Executive Officer of the Corporation and the Bank since January 2001; President 1st Main Line Bank from May 1995 to January 2001	55	2001

CONTINUING DIRECTORS
Class IV
The terms of the following directors expire in 2006:
1. William Harral, III Chairman of C&D Technologies, Inc. since April 1999; previously director from April 1996; President of The Barra Foundation since June 2001; Interim Dean, LeBow College of Business, Drexel University from June 2000 until June 2001; President and Chief Executive Officer Bell Atlantic-Pennsylvania, Inc., from November 1994 until June 1997;	65	1995
2. Francis J. Leto Attorney-at-law, Celli and Leto, LLP; President, Brandywine Abstract Company, L.P. since May 1988	45	2002

FOOTNOTE INFORMATION CONCERNING DIRECTORS

(1)	Reference to service on the Boards of Directors refers to the Bank only prior to 1986 and to the Bank and Corporation since 1986. Mr. Williams previously served as a director from 1984 until 1990.

(2)	Mrs. Gilbert was recommended by a non-management director and was appointed by the Board of Directors to fill an existing vacancy in July, 2004.

(3)	Mr. Holland was a director of Allegheny Energy, Inc. until September 16, 2003.

None of the directors is a party to any contract, arrangement or understanding with respect to any of the Corporation’s Common Stock, other than in connection with the Corporation’s Stock Option Plans.

BENEFICIAL OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of shares of the Corporation’s Common Stock as of February 24, 2005, for each of the Corporation’s directors and the executive officers of the Corporation and the Bank. The table also shows the total number of shares owned by the directors and executive officers as a group.

Name	Common Stock(1)		Exercisable Stock Options(2)	Percent of Outstanding Stock
Current Directors

Warren W. Deakins	12,946	(3)	18,667	*

Andrea F. Gilbert	1,330		0	*

William Harral, III	25,206	(4)	14,667	*

Wendell F. Holland	4,858		15,667	*

Francis J. Leto	4,795	(5)	4,667	*

Frederick C. Peters II	36,768	(6)	72,667	1.23%

James J. Smart	2,718		1,333	*

B. Loyall Taylor, Jr.	64,738	(7)	22,667	*

Nancy J. Vickers	8,493	(8)	7,667	*

Thomas A. Williams	15,746		22,667	*

Certain Executive Officers

Alison E. Gers	1,379	(9)	19,667	*

Joseph G. Keefer	4,440	(10)	24,533	*

Frederick C. Peters II	**		**	**

John Pickering	1,648	(11)	2,500	*

Joseph W. Rebl	800		15,367	*

Robert J. Ricciardi	19,749	(12)	27,667	*

All Current Directors and Executive Officers as a Group	206,614		270,403	5.38	%***

*	Less than one percent.

**	Mr. Peters is also a Director; see listing above.

***	Calculated by adding the Common Stock owned plus exercisable options and dividing by the actual number of shares outstanding on February 24, 2005, 8,595,258, plus the shares subject to the exercisable options.

(1)	Stock ownership information is given as of February 24, 2005, and includes shares that the individual has the right to acquire (other than by exercise of stock options) within sixty (60) days of February 24, 2005, except for shares held in the Deferred Payment Plans for Directors, the Executive Deferred Bonus Plan and the Thrift and Savings Plan which were determined as of December 31, 2004. For each director, the number of shares owned includes 100 shares which each director must own to qualify as a director of the Corporation. Unless otherwise indicated, each director and each such executive officer holds sole voting and investment power over the shares listed. Each director holds sole investment power over shares held for such director in the Bank’s or Corporation’s Deferred Payment Plans for Directors. Each executive officer holds sole investment power over shares held for such executive officer in the Corporation’s Thrift and Savings Plan or in the Corporation’s Executive Deferred Bonus Plan. The Bank as the Plan Administrator and/or Plan Trustee holds sole voting power over such shares.

(2)	For purposes of this Table, options are “exercisable” if they may be exercised within sixty (60) days of February 24, 2005, regardless of whether they are “in-the-money.”

(3)	Mr. Deakins is retiring as a Director at the end of his current term and is not standing for re-election at the Annual Meeting.

(4)	Includes 5,806 shares held by Mr. Harral based on his interest in the Deferred Payment Plans for Directors.

(5)	Includes 182 shares owned by Mr. Leto’s spouse as to which he disclaims beneficial ownership.

(6)	Includes 2,797 shares held for Mr. Peters in the Thrift and Savings Plan and 171 shares held for Mr. Peters in the Executive Deferred Bonus Plan.

(7)	Includes 6,476 shares held in trust for his children over which Mr. Taylor has sole voting and investment power; 2,067 shares held in the One Outer Bridge Circle Trust over which Mr. Taylor as Co-Trustee has joint voting and investment power, and 56,195 shares held by Mr. Taylor based on his interest in the Deferred Payment Plans for Directors.

(8)	Includes 5,293 shares held by Ms. Vickers based on her interest in the Deferred Payment Plans for Directors.

(9)	All shares are held for Ms. Gers in the Thrift and Savings Plan.

(10)	All shares are held for Mr. Keefer in the Thrift and Savings Plan.

(11)	All shares are held for Mr. Pickering in the Thrift and Savings Plan.

(12)	All shares are held for Mr. Ricciardi in the Thrift and Savings Plan.

CORPORATION’S AND BANK’S EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the current executive officers of the Corporation and Bank as of February 24, 2005:

Name, Principal Occupation and Business Experience For Past 5 Years	Age as of February 24, 2005	Office with the Corporation and/or Bank
Frederick C. Peters II(1)	55	Chairman, President and Chief Executive Officer and Director of Corporation and Bank

Alison E. Gers	47	Executive Vice President of Bank—Administration and Operations

Joseph G. Keefer	46	Executive Vice President of Bank—Chief Lending Officer

John Pickering(2)	49	Executive Vice President of Bank—Wealth Management Division

Joseph W. Rebl(3)	60	Treasurer of Corporation and Treasurer and Executive Vice President of Bank—Chief Financial Officer

Robert J. Ricciardi	55	Secretary of Corporation and Executive Vice President and Secretary of Bank—Chief Credit Policy Officer

FOOTNOTE INFORMATION CONCERNING EXECUTIVE OFFICERS

(1)

Mr. Peters was elected President and Chief Executive Officer and a Director of the Corporation and the Bank on January 22, 2001, and appointed Chairman of the Corporation and the Bank in August, 2002. Prior

to that, Mr. Peters was the founder, President and Chief Executive Officer of 1st Main Line Bank, a division of National Penn Bank from May, 1995 to January, 2001, and before that, the founding Chief Executive Officer of National Bank of the Main Line.

(2)	Mr. Pickering was appointed Executive Vice President of the Bank in charge of the Wealth Management Division on April 12, 2004. From January, 2001 through April, 2004, Mr. Pickering was a Managing Director with Brown Brothers Harriman & Co., a private banking firm, and was responsible for the Americas Financial Institutions Department within the Global Custody Division. From March, 2002 through June, 2003, Mr. Pickering was also the Managing Director of Brown Brothers Harriman Investor Services, Ltd. in London. Prior to that, Mr. Pickering was a Senior Vice President at Brown Brothers Harriman in the Global Custody Division from July, 1998 through January, 2001. In addition to his management duties, Mr. Pickering was responsible for relationship management and business development for banking, custody and investment management clients.

(3)	Mr. Rebl announced his retirement on December 17, 2004 to be effective April 22, 2005.

EXECUTIVE COMPENSATION

General Disclosure Considerations Concerning Executive Compensation

The Corporation believes that its shareholders should be provided clear and concise information about the compensation of the Bank’s executives and the reasons the Bank’s Board of Directors(1) made decisions concerning their executive compensation, consistent with the proxy statement disclosure rules of the Securities and Exchange Commission regarding disclosure of executive compensation.

The format and content of the information set forth below is intended to enable the Corporation’s shareholders to understand the rationale and criteria for the Corporation’s and Bank’s executive compensation programs and the compensation paid to the named executives and its other executives and key employees.

The Corporation welcomes shareholder comment on whether the objective—to provide information to the Corporation’s shareholders that is useful and clearly stated—has been met. Please send any comments or suggestions for further improvements in disclosure to the Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396.

Executive Compensation

The following information in the Summary Compensation Table relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Frederick C. Peters II, the Chairman, President and Chief Executive Officer of the Bank, and (ii) the Bank’s four (4) most highly compensated executive officers, other than Mr. Peters, who were serving as executive officers of the Bank at December 31, 2004. (Mr. Peters and such officers are hereinafter sometimes referred to as the “Named Executive Officers”).

The following information reflects bonus compensation earned by the Named Executive Officers during 2004 and paid to them in the first quarter of 2005. Any compensation earned by the Named Executive Officers during 2005 will be reported in the proxy statement for the Corporation’s 2006 Annual Meeting of Shareholders.

(1)	The Corporation’s executives are not compensated for their services to the Corporation rather, because the Bank is the principal subsidiary of the Corporation, they are compensated as officers of the Bank.

Summary Compensation Table

The disclosure regarding the compensation of the Bank’s executives includes the following table that sets forth the compensation paid to the Named Executive Officers during the last three fiscal years.

Name and Principal Position During 2004	Annual Compensation(1)			Stock Options (#)	All Other Compensation (4)
	Year	Salary(2)($)	Bonus(3)($)
Frederick C. Peters II Chairman, President and Chief Executive Officer	2004 2003 2002	$319,716 270,856 256,433	$20,000 20,000 130,000	24,000 24,000 20,000	$6,000 6,000 6,000

Robert J. Ricciardi Executive Vice President and Secretary—Chief Credit Policy Officer	2004 2003 2002	171,040 158,709 156,381	8,000 — 62,500	10,000 9,000 8,000	5,131 4,727 4,658

John Pickering Executive Vice President—Wealth Management Division (5)	2004 2003 2002	133,014 — —	50,000 — —	7,500 — —	— — —

Alison E. Gers Executive Vice President—Administration and Operations	2004 2003 2002	167,624 153,438 151,177	9,000 — 62,500	10,000 9,000 8,000	5,031 4,589 4,521

Joseph Keefer Executive Vice President— Chief Lending Officer	2004 2003 2002	153,937 142,825 140,585	20,000 445 54,000	10,000 9,000 6,000	4,618 4,255 4,191

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1)	A Table for Long-Term Compensation, including an Other Annual Compensation column is not included because no compensation of this nature is paid by the Corporation and the Bank and the restricted stock awards and long term incentive payouts columns are not included in the Compensation Table since these benefits are not made available by the Corporation or the Bank.

(2)	The amount shown in this column for 2004 includes salary received by the Named Executive Officer as a result of an extra pay date in 2004 which impacted all employees. The actual base salary for each Named Executive Officer is as follows: Messrs. Peters $307,875, Ricciardi $164,705, Pickering $190,000, Keefer $148,236 and Ms. Gers $161,415.

(3)	Based on an incentive plan related to Corporation earnings for 2002, bonuses were awarded to the Named Executive Officers in the first quarter of 2003. Except for a contractual bonus payment due Frederick C. Peters II, and a bonus for a new business referral for Joseph Keefer, no bonuses were awarded to the Named Executive Officers for 2003. Contractual bonuses for 2004 were paid to Frederick C. Peters II and John Pickering of $20,000 and $50,000, respectively, during the first quarter of 2005. Mr. Keefer was paid a bonus from a Line of Sight incentive program for 2004 in the first quarter of 2005. Bonuses were also awarded to the other Named Executive Officers during the first quarter of 2005 to recognize the individual efforts of those Named Executive Officers in 2004.

(4)	The Corporation maintains the Bryn Mawr Bank Corporation Thrift and Savings Plan which was amended and restated to comply with Section 401(k) of the U.S. Internal Revenue Code, effective January 1, 1985. The amended Thrift Plan allows employees of each participating employer to contribute, on a pre-tax basis, up to 16% of their annual base compensation, as defined in the Plan, but not to exceed $14,000 in 2005 and is included in All Other Compensation. Quarterly, each participating employer matches the employees’ contribution dollar for dollar to a maximum of 3% of the employee’s annual compensation. The employer matching portion is set forth in All Other Compensation.

(5)	Mr. Pickering was employed by the Bank on April 12, 2004 and was appointed head of the Wealth Management Division at that time.

Executive Employment Agreement

The Corporation entered into an Employment Agreement with Frederick C. Peters II dated January 11, 2001, (with employment commencing on January 22, 2001) to serve as the Corporation’s and the Bank’s President and Chief Executive Officer. The initial term of the Employment Agreement was three (3) years and, unless extended or terminated, the Employment Agreement renews for an additional two (2) year continuing period, so that at all times prior to Mr. Peters attaining age 63, the term of the Employment Agreement will be two (2) full years. The Employment Agreement provides for an annual base salary of $225,000 which may be increased, but not decreased. Mr. Peters is entitled to a minimum bonus of $20,000 in years 2003, 2004 and 2005.

Under the Employment Agreement, Mr. Peters is also entitled to participate in all of the Corporation’s and the Bank’s employee benefit plans and arrangements made generally available to its executives and key management employees.

The Employment Agreement may be terminated by the Corporation upon the death or disability of Mr. Peters or for cause as defined in the Employment Agreement. Mr. Peters may voluntarily terminate his employment at any time upon not less than thirty (30) days prior written notice to the Corporation. If the Corporation or the Bank terminates Mr. Peters employment other than upon his death or disability or for cause, Mr. Peters is entitled to receive his full salary, including incentive compensation, through the date of termination and the Corporation must pay Mr. Peters an amount equal to his annual salary in effect on the date of the termination in bi-weekly installments for two (2) years or until his 65th birthday, whichever first occurs.

The Employment Agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Peters agrees not to disclose any confidential information, not to solicit employees or clients of the Corporation, the Bank or their subsidiaries and agrees not to compete, subject to certain conditions set forth in the Employment Agreement, with the Corporation, the Bank or their subsidiaries for a period of two (2) years following his termination of employment within a 100 mile radius of Bryn Mawr, PA.

Mr. Peters has also entered into an Executive Change of Control Severance Agreement. (SEE CHANGE OF CONTROL AGREEMENTS)

Executive Bonus Agreement

The Corporation entered into an Agreement with John Pickering in connection with his accepting employment in April, 2004, to serve as the Bank’s Executive Vice President – Wealth Management Division. Under the Agreement, the Bank has agreed to award bonuses on a yearly basis to Mr. Pickering of up to $100,000 based on the revenue growth in the Wealth Management Division, net of stock market appreciation. Under the Agreement, Mr. Pickering is entitled to a minimum bonus of $50,000 in years 2004 and 2005. In connection with his employment, Mr. Pickering was granted options to purchase 7,500 shares of the Corporation’s common stock on April 23, 2004, at a price equal to the fair market value of the shares of the Corporation’s common stock on the date preceding the date of the grant.

Change of Control Agreements

From time to time, the Corporation’s independent directors, approve and ratify, and the Corporation has guaranteed certain Executive Change-of-Control Severance Agreements (the “Agreements”) which are to be entered into by the Corporation’s subsidiaries with the Named Executive Officers and certain other officers (collectively the “covered officers”).

The Corporation’s Board of Directors believes that the Agreements assure fair treatment of the covered officers since benefits provided are comparable to termination benefits afforded by other companies to secure and retain key officers. Furthermore, by assuring the covered officers some financial security, the Agreements protect the Corporation’s shareholders by tending to neutralize any bias of those officers in considering proposals to acquire the Corporation. The Board believes that these advantages outweigh the disadvantage of the potential cost of the benefits.

The Agreements provide for a lump sum severance benefit if the employment of any such officer is terminated under certain circumstances within two years following a “change of control”, as defined in the Agreements, of the Corporation. Such circumstances include termination of employment other than for “cause” as defined in the Agreements, or the resignation of such officer following a significant reduction in the nature or scope of his/her authority, duties or responsibilities, removal from their position as an officer of the subsidiary, reduction in base salary of the officer in effect immediately prior to the change of control, revocation or reduction of benefits payable to the officer under the benefit plans, without obtaining the officer’s written consent thereto, transfer of the officer to a location outside the greater Philadelphia area or the general area of the officer’s principal residence, immediately prior to the change of control, or the officer being required to undertake business travel substantially greater than his/her business travel immediately prior to the change of control.

The severance benefit consists of (a) an amount in cash equal to one (1), two (2) or three (3) times the covered officer’s salary in effect either immediately prior to the termination of employment or immediately prior to the change of control, whichever is higher, (b) an amount in cash equal to the excess, if any, of the aggregate fair market value of the Corporation’s Common Stock, that is, the closing price of the Corporation’s Common Stock on the last business day the Common Stock was traded immediately preceding the termination date (the “Termination Date”) of the covered officer’s employment, subject to outstanding and unexercised stock options, whether vested or unvested, granted to the covered officer under the Corporation’s Stock Option Plans, over the aggregate exercise price of all such stock options, (c) to the extent not theretofore paid, the covered officer’s salary through the Termination Date and the officer’s salary in lieu of any unused paid time off days, (d) an amount equal to all awards earned by the officer in respect of completed plan periods prior to the Termination Date for the Corporation’s Thrift and Savings Plan and any annual bonus plan, and payment in respect of such plans for the uncompleted fiscal year during which termination of employment occurs, (e) the cost to continue or cause to be continued until twelve (12), twenty-four (24) or thirty-six (36) whole months for the covered officers after the Termination Date, on the cost-sharing basis in effect immediately prior to the change of control, the medical, dental, life and disability insurance benefits substantially equivalent in all material respects to those furnished to the covered officers immediately prior to the change of control, provided, however, that the obligation to provide such benefits shall cease at such time as the covered officer is employed on a full-time basis by a party not owned or controlled by the covered officer, that provides the covered officer, substantially the same benefits on substantially the same cost-sharing basis as that for the covered officer in effect immediately prior to the change of control, (f) for both vesting and benefit calculation purposes, credit with one (1), two (2) or three (3) additional, “years of credited service”, (as defined in the Corporation’s Pension Plan), for the covered officers under the Corporation’s Pension Plan and Supplemental Employee Retirement Plan, in addition to the years of credited service that would have otherwise been calculated by reference solely to the Termination Date, and (g) the cost of reasonable career counseling services for the covered officer. To the extent necessary to provide the covered officers with the additional years of credited service obtainable under the Agreements, the Corporation has agreed to amend its Supplemental Employee Retirement Plan or create such supplemental retirement plans as are necessary.

Certain of the Agreements terminate in 2005 but are automatically extended for additional one year periods unless the subsidiary provides written notice to cancel. The terms of outstanding Agreements cannot end prior to the expiration of two (2) years after the occurrence of a Change of Control regardless of any notice by the subsidiary to cancel.

In addition to the severance benefits outlined above, each covered officer would be entitled to receive all other compensation and benefits payable generally in the event of termination of employment. The aggregate amount of all such compensation and benefits is subject to a limitation designed to allow the deduction for federal income tax purposes of any payments made pursuant to the Agreements. The subsidiary may terminate each covered officer’s employment, without liability, under the respective Agreements for Cause as defined therein.

The amount of severance salary benefits each of the Named Executive Officers would be entitled to, pursuant to the Agreements, if an event which triggered the payment occurred on the date of this Proxy Statement, is as follows: Messrs. Peters $960,570, Ricciardi $511,410, Pickering $591,325, Keefer $463,605 and Ms. Gers $502,587. The total of such severance salary benefit payments for all covered officers would be $4,817,421.

Option Grants Table

The following table sets forth certain information about grants of stock options made during 2004 to each of the Named Executive Officers.

OPTION GRANTS IN 2004

	Individual Grants	% of Total Options Granted to Employees in 2004	Exercisable or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted (#)				5%	10%
Frederick C. Peters II	24,000	17%	$20.47	04/23/14	$308,952	$782,976
Robert J. Ricciardi	10,000	7%	$20.47	04/23/14	128,730	326,240
John Pickering	7,500	5%	$20.47	04/23/14	96,548	244,680
Alison E. Gers	10,000	7%	$20.47	04/23/14	128,730	326,240
Joseph Keefer	10,000	7%	$20.47	04/23/14	128,730	326,240

Aggregated Option Exercises and Year-End Option Value Table

The following table sets forth certain information about the exercise of stock options during 2004 by each of the Named Executive Officers and the year-end values of unexercised options.

AGGREGATED OPTION EXERCISES IN 2004 AND

DECEMBER 31, 2004 OPTION VALUES

Name	(#) Shares Acquired in Exercise	($) Value Realized	(#) Unexercised Options		($) In-the-Money Options(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frederick C. Peters II	—	$—	51,333	46,667	$391,785	$132,855
Robert J. Ricciardi	—	—	24,333	18,667	156,872	49,828
Alison E. Gers	—	—	16,333	18,667	140,262	49,828
Joseph Keefer	—	—	21,200	18,000	204,854	47,380
John Pickering	—	—	—	7,500	—	11,400

FOOTNOTE TO TABLE

(1)	Based upon $21.99 per share the last bid price for the Common Stock on December 31, 2004.

Corporation’s 2004 Stock Option Plan

In 2004, the Corporation’s Board of Directors adopted and the Corporation’s shareholders approved the Bryn Mawr Bank Corporation 2004 Stock Option Plan (the “Plan”). The Corporation’s Board of Director’s Compensation Committee (the “Committee”), composed of five (5) independent, non-employee directors, is authorized to grant certain stock options (“Option(s)”) to directors of the Corporation who are not employees of the Corporation or any affiliate of the Corporation (the “Eligible Directors”) and key employees, including officers of the Corporation and its direct and indirect subsidiaries (the “Employees”).

The Options for the Common Stock are to be granted in consideration for the services provided to the Corporation by the Employees and Eligible Directors. Under the Plan, on February 24, 2005, there was a maximum of 351,905 shares of Corporation Common Stock available for the grant of Options.

Options granted under the Plan may be either incentive stock Options or non-qualified stock Options, as the Committee determines to be in the best interests of the Corporation at the time of the grant of Options. The purpose of the Plan is to promote the interests of the Corporation and its shareholders by strengthening the Corporation’s ability to retain and attract the services of experienced and knowledgeable Employees and Eligible Directors and by encouraging such Employees and Eligible Directors to acquire an increased proprietary interest in the Corporation.

Each Option is exercisable in whole or in part at such times as the Committee may determine, but not later than ten (10) years from the date the Option is granted. The Committee may make such exercise provisions, or may accelerate exercise provisions previously established, if in the opinion of the Committee such action is appropriate to carry out the intent of the Plan or any requirements of the Internal Revenue Code. In lieu of a cash payment to exercise an Option in full or in part, payment may be made by the tender of shares of Common Stock with a fair market value as of the exercise date equal to the Option price of the Option being exercised.

Executive Deferred Bonus Plan

In 1989, the Corporation established the Deferred Bonus Plan, which permits certain officers of the Corporation and its subsidiaries who earn in excess of one hundred thousand dollars annually, to defer all or a portion of any bonus (the “Deferred Compensation”) which the executives may be awarded. The Deferred Bonus Plan is a non-qualified plan and Deferred Bonus Plan funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Deferred Bonus Plan the participating executives may elect to invest the Deferred Compensation in one or more different investment funds, including an investment in the Corporation’s Common Stock. Participants may elect to defer the receipt of the Deferred Compensation until (i) January of the following year or (ii) retirement or separation from employment. In certain very limited circumstances involving a hardship, as defined in the Deferred Bonus Plan, participants may request withdrawal of his/her Deferred Compensation. The right to receive future payments under the Deferred Bonus Plan is an unsecured claim against the general assets of the Corporation.

Pension Plans

In December 1989, the Corporation assumed sponsorship of the Bank’s non-contributory pension plan (the “Pension Plan”) and amended the Pension Plan to cover the eligible employees of the Corporation and the Bank, (the “Employer”). Employees of the Corporation and its subsidiaries (collectively called the “participants”) become eligible to participate in the Pension Plan on January 1 following their attainment of age 20 1/2 and completion of six (6) months of service. In no event, however, will an employee become a plan participant if he/she is scheduled to work less than 1,000 hours in a calendar year. Benefits under the Pension Plan are paid from a trust for which the Bank is Trustee. The payments are made monthly under various options provided for in the Pension Plan, selected by the participants. For funding purposes it is the Corporation’s policy to fund amounts necessary to maintain the actuarial soundness of the Pension Plan. The Pension Plan is well funded and, based on

ERISA funding requirements, no contribution was needed in 2004. However, after analysis of the funded status of the Pension Plan, a contribution of $2,678,299 was made in 2004 to improve the future performance of the Pension Plan. The net periodic pension cost is computed on the basis of accepted actuarial methods which include the current year service cost. The Corporation’s net periodic pension cost for 2002, 2003 and 2004 was $297,225, $1,115,936 and $935,150, respectively, resulting in a prepaid pension expense for accounting purposes of $5,399,848 as of December 31, 2004.

The Corporation’s actuaries indicated that the amount of the contribution, payment or accrual with respect to a participant is not and cannot readily be separately or individually calculated under the actuarial cost method used in determining aggregate contribution requirements for the Corporation’s Pension Plan. Covered compensation is the basic rate of salary paid to a participant including bonus and overtime.

Set forth below is a table of annual pension benefits based on the rates of salary in various years of service categories for participants retiring at age 65 in 2004.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40	45
125,000	$30,279	$40,372	$50,465	$60,557	$70,650	$78,775	$86,900
150,000	37,029	49,372	61,715	74,057	86,400	96,150	105,900
175,000	43,779	58,372	72,965	87,557	102,150	113,525	124,900
200,000	50,529	67,372	84,215	101,057	117,900	130,900	143,900
225,000	57,279	76,372	95,465	114,557	133,650	148,275	162,900
250,000	64,029	85,372	106,715	128,057	149,400	165,650	181,900
275,000	70,779	94,372	117,965	141,557	165,150	183,025	200,900
300,000	77,529	103,372	129,215	155,057	180,900	200,400	219,900
325,000	84,279	112,372	140,465	168,557	196,650	217,775	238,900
350,000	91,029	121,372	151,715	182,057	212,400	235,150	257,900
375,000	97,779	130,372	162,965	195,557	228,150	252,525	276,900
400,000	104,529	139,372	174,215	209,057	243,900	269,900	295,900
425,000	111,279	148,372	185,465	222,557	259,650	287,275	314,900
450,000	118,029	157,372	196,715	236,057	275,400	304,650	333,900

Differences in the pension benefits table exist because the Pension Plan is integrated with Social Security benefits, and participants with less income receive a greater portion of their retirement benefits from Social Security. The goal of the Pension Plan is to provide long-term participants with annual benefits from both the Pension Plan and Social Security approximating 60% of their highest average five year annual compensation.

Benefits paid by the Pension Plan are based on the participants highest average consecutive five year annual compensation, as defined in the Pension Plan, in the ten years prior to participant’s retirement. The estimated benefits for the executive officers named in the Summary Compensation Table were based on each officer’s 2004 compensation and do not take into consideration any future increases in compensation and are straight life annuity amounts which would be actuarially reduced for a 100% joint and survivor annuity to the officer and the officer’s spouse.

Currently federal law places certain limitations on the amount of retirement income that can be paid pursuant to a pension plan qualified under the Internal Revenue Code, such as the Corporation’s Pension Plan. As of December 31, 2004, any Pension Plan participant whose earnings were limited by the Internal Revenue Code or any participant who received deferred bonus compensation from the Bank would be affected by such limitations. Messrs. Peters, Ricciardi, Keefer and Ms. Gers are the Named Executive Officers participating in the Pension Plan who, based on service to date, would be affected by such limitations.

The Corporation has adopted the Bryn Mawr Bank Corporation Supplemental Employee Retirement Plan (the “SERP”), which is designed to provide those amounts which would be payable as pension benefits, except for such limitations and deferrals. Participants under the Pension Plan must meet the requirements for Normal Retirement, Early Retirement, Permanent Disability (as defined in the Pension Plan), or Death, to qualify for a benefit under the SERP whether or not such employee is entitled to a deferred vested benefit under the Pension Plan. The SERP is a non-qualified plan and SERP funds are held in a trust administered by the Bank’s Wealth Management Division. The right to receive future payments under the SERP is an unsecured claim against the general assets of the Corporation. The SERP is not subject to ERISA funding requirements. The Corporation’s net periodic pension cost for the SERP for 2002, 2003 and 2004 was $251,969, $234,765 and $250,262 respectively, resulting in an accrued benefit liability for accounting purposes of $1,809,464 as of December 31, 2004.

For the Named Executive Officers in the Summary Compensation Table, the estimated annual benefits upon normal retirement at age 65 under the Pension Plan and the SERP are as follows: Messrs. Peters, $89,772, Ricciardi, $150,639, Keefer, $107,120 and Ms. Gers, $73,171. Messrs Peters, Ricciardi, Keefer and Ms. Gers have 4, 34, 13 and 7 credited years of service, respectively, under the Pension Plan.

Bryn Mawr Bank Corporation Thrift and Savings Plan

In December of 1989, the Corporation assumed sponsorship of the Bank’s Thrift and Savings Plan and amended the plan to cover eligible employees of the Corporation and its subsidiaries, (collectively called the “Employer”). An employee of the Corporation or its subsidiaries, (collectively called the “participants”) becomes eligible to participate in the Bryn Mawr Bank Corporation Thrift and Savings Plan (the “Thrift Plan”) on January 1 or July 1 following six (6) months of service during which 500 hours of service are credited as those terms are defined in the Thrift Plan. Participants may elect to have what would otherwise be his/her compensation reduced and cause the amount of such reduction to be contributed, on his/her behalf, to the Thrift Plan’s related trust in an amount from 1% to 16% of his/her compensation subject to applicable yearly dollar limitations (catch up contributions are also permitted). The Employer makes a dollar for dollar matching contribution, up to 3% of each participant’s base compensation. In any Thrift Plan year the Employer may make contributions to the participants’ discretionary accounts in the Thrift Plan of such portions of its net profits as the Employer’s Board of Directors may determine, subject to certain limitations in the Thrift Plan.

The Thrift Plan permits a participant to cause the participant’s account balance to be invested in one or more different investment funds, including an investment in the Corporation’s Common Stock. As of December 31, 2004, the Thrift Plan’s related trust held 160,562 shares of the Corporation’s Common Stock for the benefit of 180 participants. Each such participant or beneficiary owns an undivided interest in the whole of the Corporation’s Common Stock Fund of the Thrift Plan. Under the terms of the Thrift Plan and its related trust agreement, the trustee possesses the power and authority to vote the Corporation’s Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and executive officers of the Bank and the companies with which they are associated were customers of, and had banking transactions with, the Bank in the ordinary course of its business during 2004. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Bank customers. In the opinion of Bank management, the loans and commitments did not involve more than a normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from the insider loan prohibitions of the Sarbanes-Oxley Act of 2002.

Compensation Committee Interlocks and Insider Participation

None of the members of the Bank’s and Corporation’s Compensation Committees was an officer or employee of the Corporation or any of its subsidiaries during the year 2004. None of the members of the Compensation Committees was a former officer of the Corporation or any of its subsidiaries or had any other interlocking relationships as defined by the Securities and Exchange Commission.

PERFORMANCE GRAPHS

The Corporation has changed the Peer Group Index from the CoreData Industry Group (formerly Media General Financial Services) Middle Atlantic Region Group to the CoreData Industry Group for the Northeast Region Group because of changes in the financial institutions comprising the respective groups. The Northeast Region Group now includes a higher proportion of financial institutions located in the Corporation’s geographic area and, therefore, the Corporation believes that the Northeast Region Group provides a better regional peer group.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Bank’s Board of Directors (the “Bank Compensation Committee”) is composed entirely of independent, non-employee directors (SEE INFORMATION ABOUT COMMITTEES OF THE BANK’S BOARD OF DIRECTORS). The Bank Compensation Committee is responsible for recommending to the full Board the Bank’s compensation policies and for administering those policies. The Bank’s Compensation Committee in conjunction with the Corporation’s Compensation Committee also determines the salary for, and the incentive program applicable to, the Bank’s executive officers including the Named Executive Officers.

The Compensation Committee of the Corporation’s Board of Directors (the “Corporation Compensation Committee”) is composed entirely of independent, non-employee directors (SEE INFORMATION ABOUT COMMITTEES OF THE CORPORATION’S BOARD OF DIRECTORS). Among other responsibilities, the Corporation’s Compensation Committee is responsible for setting and administering the policies which govern the grant to key Bank personnel of options to purchase the Corporation’s stock including the Named Executive Officers.

Executive Compensation Policy Principles

The Bank’s compensation policy is designed to (i) retain and attract highly qualified key executives essential to the long-term success of the Bank and Corporation; (ii) reward such executives for consistent successful management of the Bank and enhancement of shareholder value; and (iii) create a performance-oriented environment that rewards performance not only with respect to the Bank’s goals but also the Bank’s performance in relation to comparable industry performance levels.

The Bank’s Compensation Committee annually considers the Bank’s financial performance in terms of its net income, asset quality, expense levels, capital accumulation and retention, return on equity and other relevant criteria used in the financial services industry and seeks to relate those considerations to the Bank’s performance and each executive’s performance of their duties.

The Bank’s executive compensation program, established by the Bank’s Compensation Committee, is based on the belief that each executive officer’s compensation should bear a direct relationship to the business success of the Bank and Corporation, the value of the Corporation’s stock, the attainment of measurable annual objectives and any other significant accomplishments by that executive officer.

Section 162(m) of the Internal Revenue Code excludes tax deductions for compensation paid to executives of public companies in excess of $1,000,000 per year if it is not performance based. At the current salary levels and with the Corporation’s existing compensation plans, the Committee does not expect this tax law to affect the Corporation.

Elements of Executive Compensation Program

The Bank’s total compensation program for its executive officers currently consists of base salary, a fringe benefit package, and an opportunity, depending on the Bank’s annual earnings, the performance of the executive officers’ divisions and other financial criteria, to obtain cash incentive compensation and options to purchase Corporation stock at the market price when such options are granted.

Salary Compensation and Fringe Benefits

The salary, bonus and long term compensation is developed to be competitive with other financial institutions in the Greater Delaware Valley area and are combined with a fringe benefit package designed to retain and attract experienced and highly professional financial services personnel. On a periodic basis, the Bank utilizes professional services of qualified firms who provide trend data and benchmark executive compensation. Each Named Executive Officer’s salary is reviewed annually based on that person’s level of management responsibility at the Bank and performance of duties.

Each of the Bank’s officers, including the Named Executive Officers, has an annual opportunity to be awarded a cash bonus based in large measure on the financial performance of the Bank and on his/her division’s performance, and on individual accomplishment of his/her designated responsibilities and goals. Under the Corporation’s Corporate Incentive Plan (“CIP”), if the Corporation meets or exceeds an established earnings per share target, the CIP is funded in an amount determined by the Compensation Committee in its discretion. The Compensation Committee determines, based on the factors and criteria for the Chief Executive Officer’s compensation set forth below, the amount to be awarded the Chief Executive Officer under the CIP up to a maximum of 50% of base salary. The Compensation Committee also determines the bonuses to be awarded to the Named Executive Officers, up to a maximum of 45% of base salary, based on the Bank’s financial results, the performance of the Executive Officers and their divisions, other relevant financial criteria and any significant accomplishments by that Named Executive Officer. Under the CIP, funds are allocated to each business unit and staff areas based on its contribution to the Bank’s and the Corporation’s profitability and based on such division’s achieving its predefined objectives. The Bank also has Line of Sight Incentive Plans (“LOS”) whereby key business line personnel with revenue generation accountability are eligible to participate in LOS incentive plans if targeted revenue goals are attained. The LOS plans are specific to the various business units of the Bank, such as the Wealth Management Division, Commercial Banking, Mortgage Banking and other divisions and the LOS plans are intended to reward individuals and teams for the generation of new business.

Mr. Peters and Mr. Pickering received contractual bonuses and Mr. Keefer received a LOS incentive payment for 2004. Bonuses were awarded to the other Named Executive Officers for 2004 to recognize the individual efforts of those Named Executive Officers even though the Corporation did not meet its earnings per share target for 2004.

Stock Options

Based on the Bank’s 2003 financial results, the performance of the executive officers and their divisions and other financial criteria, stock options were awarded to the Bank’s executive officers in April, 2004.

Executive Compensation Decisions

The Bank’s Compensation Committee evaluated the Bank’s business performance for 2003 and determined, based on such performance and the criteria outlined above, that in January of 2004, salary increases be granted to certain Named Executive Officers effective January 1, 2004.

Factors and Criteria on Which the Chief Executive Officer’s Compensation Was Based

The Compensation Committee meets in executive session, Mr. Peters not being present, to evaluate and determine Mr. Peters’ compensation package. The Compensation Committee reports on that evaluation to the independent directors of the Board. Mr. Peters is eligible to participate in all executive compensation programs available to all other executives.

The Compensation Committee, in reviewing the appropriate level of compensation of its Chief Executive Officer, considers financial results, organizational development, marketing initiatives, Board relations, work on representing the Corporation to its constituencies, and results on developing, expanding and integrating service lines.

The Compensation Committee determined in February, 2004 to increase Mr. Peters base salary to a rate equal to $307,875 per year. After reviewing the Corporation’s and the Bank’s 2003 financial performance, including the fact that the Corporation’s and the Bank’s performance met or exceeded the targeted net income, earnings per share, average deposit goal and average loan objectives which resulted in the Corporation increasing its earnings from continuing operations and accumulating additional capital, and considering Mr. Peters administrative performance and leadership, the Compensation Committee granted Mr. Peters the salary increase.

In the first quarter of 2005, Mr. Peters also received the $20,000 bonus for 2004 as required by his Employment Agreement.

Based on the above factors and criteria, the Compensation Committee determined in February, 2004 to award Mr. Peters options to purchase 24,000 shares of the Corporation’s common stock subject to shareholder approval of the Corporation’s 2004 Stock Option Plan. In April, 2004, after that Plan was approved, the options were granted to Mr. Peters. The exercise price was the price of the Corporation’s Common Stock on the day preceding the grant of the options.

The Compensation Committees

The Bank’s and Corporation’s Compensation Committees are composed of the same members consisting of Nancy J. Vickers (Chair), Warren W. Deakins, William Harral, III, B. Loyall Taylor, Jr. and Thomas A. Williams who each endorsed this report.

Respectfully submitted:

Nancy J. Vickers, Chair
Warren W. Deakins
William Harral, III
B. Loyall Taylor, Jr.
Thomas A. Williams

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the Corporation’s consolidated financial statements in accordance with generally accepted accounting principles. The Corporation’s independent auditor is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent auditor.

In connection with the preparation and filing of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, the Audit Committee (i) reviewed and discussed the audited financial statements with the Corporation’s management, (ii) discussed with KPMG, LLP, the Corporation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented), (iii) discussed the independence of KPMG, LLP with KPMG, LLP, and (iv) has received the written disclosures and the letter from KPMG, LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented). Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ending December 31, 2004.

The Corporation’s Audit Committee is composed of William Harral, III (Chair), Warren W. Deakins, Wendell F. Holland and James J. Smart, who each endorsed this report.

Respectfully submitted:

William Harral, III, Chair Warren W. Deakins Wendell F. Holland James J. Smart

CHANGE OF INDEPENDENT AUDITORS

On December 19, 2003, the Corporation retained KPMG LLP (“KPMG”) as its new independent auditor to audit the Corporation’s financial statements for the fiscal year ended December 31, 2004. PricewaterhouseCoopers LLP (“PwC”) continued to serve as the Corporation’s independent auditor for the fiscal year ended December 31, 2003. The decision to change independent auditors was made by the Audit Committee of the Corporation.

The reports of PwC on the financial statements for the fiscal years ended December 31, 2002 and 2003 contained no adverse opinions or disclaimer of opinion and were not qualified or modified as to their uncertainty, audit scope or accounting principal.

In each of the fiscal years ended December 31, 2002 and 2003, and subsequent interim period through March 15, 2004 when PwC completed its audit of the Corporation’s financial statements for the fiscal year ended December 31, 2003, there were no disagreements between the Corporation and PwC on any matter of accounting principal or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of the disagreements in connection with its reports, and there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K occurring within the Corporation’s fiscal years ended December 31, 2002 and 2003 and the subsequent interim period through March 15, 2004.

During the Corporation’s fiscal years ended December 31, 2002 and 2003 and through March 15, 2004, the Corporation did not consult with KPMG regarding any of the matters set forth in Item 304(a)(2) of Regulation S-K.

The Corporation has provided PwC and KPMG with a copy of the foregoing disclosures regarding the change of independent auditors pursuant to Item 304 of the SEC’s Regulation S-K giving them the opportunity to provide a statement for inclusion herein, if either of them disagrees with the accuracy or completeness of these disclosures. After their review, neither PwC nor KPMG expressed any disagreement with these disclosures. A copy of PwC’s letter addressed to the Securities and Exchange Commission stating that they agreed with the disclosure was attached as Exhibit 16 to the Corporation’s 8-K/A filed with the Securities and Exchange Commission on March 15, 2004.

The Audit Committee of the Corporation has appointed KPMG as its independent registered public accounting firm to audit the Corporation’s financial statements for the fiscal year ended December 31, 2005. A partner in KPMG will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for professional services by PwC in 2003 and by KPMG in 2004 for these various services were:

	2003 (PWC)	2004 (KPMG)
Audit Fees	$185,970	$336,671
Audit Related Fees	$114,086	$146,094
Tax Fees	$48,545	$27,500

Subtotal	$348,601	$510,265
All Other Fees	$0	$0

Total Fees	$348,601	$510,265

Services Provided by PwC and KPMG

All services rendered by both PwC and KPMG are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee. The fees for PwC for 2003 have been revised from those set forth in the Corporation’s 2004 Proxy Statement to reflect fees billed and paid after the date of that Proxy Statement for 2003.

1)	Audit Fees—These are fees for professional services performed in 2003 by PwC and by KPMG in 2004 for the audit of the Corporation’s financial statements and review of financial statements included in the Corporation’s 10-Q and 10-K filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. For 2003 and 2004, Audit Fees included examination of management’s assertion with respect to internal controls for compliance with the Federal Deposit Insurance Corporation Improvement Act of 1991. For 2004, Audit Fees included examination of management’s assertion with respect to internal controls for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 in the amount of $224,278. In addition, the fees included services in connection with the Corporation’s S-8 registration statement filed with the SEC in 2004.

2)	Audit Related Fees—These are fees for services performed by PwC in 2003 and by KPMG in 2004 that are reasonably related to the performance of the audit or review of the Corporation’s financial statements. This includes employee benefit and compensation plan audits; attestations by the independent auditors that are not required by statute or regulation, and consulting on financial accounting/reporting standards. For PwC in 2003, their work included the audit of the common trust fund managed by the Wealth Management Division. For KPMG in 2004, this work also involved testing the operating effectiveness of controls in the Wealth Management Division, and completion of the SAS-70 review and report for 2004.

3)	Tax Fees—These are fees for professional services performed by the independent auditors with respect to tax compliance, tax advice and tax planning. This includes preparation of tax returns for the Corporation and its consolidated subsidiaries; reviews of quarterly tax accruals, tax research and tax advice.

4)	All Other Fees—These are fees for other permissible work performed by the independent auditors that does not meet the above category descriptions.

The Audit Committee of the Corporation’s Board of Directors has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG.

Preapproval of Audit and Non-Audit Services

Under the Corporation’s Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for the Corporation during 2004 were preapproved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Corporation’s directors and executive officers file reports of their holdings of the Corporation’s Common Stock with the Securities and Exchange Commission (the “Commission”) and with the NASDAQ National Market Exchange on which the Corporation’s Common Stock is traded. Based on the Corporation’s records and other information available to it the Corporation believes that all the Commission’s Section 16(a) reporting requirements applicable to the Corporation’s directors and executive officers were complied with for the Corporation’s fiscal year ended December 31, 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

One of the purposes of the Annual Meeting is the election of three directors to the Board of Directors of the Corporation.

Nominees for Directors

The following directors have been nominated by the Corporation’s Board of Directors for election as directors to serve as follows:

Class II—Term to Expire in 2008:

(1)	Andrea F. Gilbert

Class III—Term to Expire in 2009:

(1)	Wendell F. Holland
(2)	Frederick C. Peters, II

and until their successors are elected and take office.

The persons named as proxies in the accompanying form of proxy have advised the Corporation that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The Corporation’s Board of Directors may fill the vacancies in Class III and Class IV as provided in the Corporation’s By-Laws if it finds a suitable candidate. However, the proxies cannot be voted for a greater number of persons than the number of nominees named above. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect any remaining nominee. The Board of Directors knows of no reason why the nominees will be unavailable or unable to serve as directors. The Corporation expects all nominees to be willing and able to serve as directors.

The affirmative vote of the holders of at least a majority of the Corporation’s shares of Common Stock present in person or by proxy at the Annual Meeting is required for the election of the nominees for directors. Proxies solicited by the Board of Directors will be voted for nominees listed above, unless the shareholders specify a contrary choice in their proxies.

The Board of Directors recommends a vote FOR the nominees listed above.

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006

The Corporation’s Annual Meeting of Shareholders will be held on or about April 18, 2006. Any shareholder desiring to submit a proposal to the Corporation for inclusion in the proxy and proxy statement relating to that meeting must submit such proposal or proposals in writing to the Corporation before November 10, 2005. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposal or proposals should be submitted by certified mail-return receipt requested to the attention of Robert J. Ricciardi, the Corporation’s Secretary, at the Corporation’s executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. If a shareholder notifies the Corporation after November 10, 2005, of an intent to present a proposal at the 2006 Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

ADDITIONAL INFORMATION

A copy of the Corporation’s Annual Report for the fiscal year ended December 31, 2004, containing, among other things, financial statements examined by its independent registered public accounting firm, was mailed with this Proxy Statement on or about March 10, 2005, to the shareholders of record as of the close of business on March 1, 2005.

Upon written request of any shareholder, a copy of the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained, without charge, from the Corporation’s Secretary, Robert J. Ricciardi, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K can also be obtained by going to the Corporation’s website at www.bmtc.com and clicking on Bryn Mawr Bank Corporation’s SEC Filings.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

ROBERT J. RICCIARDI
Secretary

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	ELECTION OF DIRECTORS
	To vote for the election of all nominees to the right.		Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
	FOR	WITHHOLD AUTHORITY	NOMINEE CLASS II — TERM TO EXPIRE IN 2008:
	☐	☐	(01) Andrea F. Gilbert
NOMINEES CLASS III — TERM TO EXPIRE IN 2009:

(02) Wendell F. Holland (03) Frederick C. Peters II

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted for Proposal 1 and upon such other matters as may properly come before the meeting in accordance with the best judgement of the Proxies.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Signature(s)                                                  Signature(s)                                                          Date                                         , 2005

Δ  FOLD AND DETACH HERE  Δ

Directions to The Gregg Conference Center at The American College

From Pennsylvania Turnpike

Take Exit 20 and follow Route 476 South to Exit 13 (St. Davids/Villanova). Follow Route 30 (Lancaster Avenue) east for 2.2 miles, turn right onto Bryn Mawr Avenue. Proceed down Bryn Mawr Avenue past Bryn Mawr Hospital, across Haverford Avenue (WaWa Mini Mart on your left), and go approximately 150 yards to the main entrance of The American College on the right hand side. Turn into main entrance and follow the directional signs to the Gregg Conference Center.

From the New Jersey Turnpike

North of Philadelphia: Leave the New Jersey Turnpike at Exit 6 (PA Turnpike). Drive west on PA turnpike to Exit 20. See instructions under “From Pennsylvania Turnpike” for directions to the College.

From Center City Philadelphia

Take Route 76 West (Schuylkill Expressway) and drive west following Valley Forge signs. Exit at City Avenue (Route 1 South). Once on City Avenue, travel about 2- 1/2 miles and turn right onto Lancaster Avenue (Route 30 West). Continue on Lancaster approximately 4 miles to reach the center of Bryn Mawr. Turn left onto Bryn Mawr Avenue. Proceed down Bryn Mawr Avenue past Bryn Mawr Hospital, across Haverford Avenue (WaWa Mini Mart on your left), and go approximately 150 yards to the main entrance of The American College on the right hand side. Turn into main entrance and follow the directional signs to the Gregg Conference Center.

From Wilmington DE and Other Points South

Via I-95 approaching Chester, PA, take Exit 7 (476 North towards Plymouth Meeting). Follow 476 North approximately 12 miles to Exit 13 (St. Davids/ Villanova). Follow Route 30 (Lancaster Avenue) east, then follow “From Pennsylvania Turnpike” above for directions to the College.

REVOCABLE PROXY

Bryn Mawr Bank Corporation

ANNUAL SHAREHOLDERS’ MEETING APRIL 19, 2005

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the “Corporation”) hereby appoints Joseph G. Keefer, Joseph W. Rebl and Geoffrey L. Halberstadt as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 1, 2005, at the Corporation’s Annual Meeting of Shareholders to be held at 2:00 P.M. on April 19, 2005, at The Gregg Conference Center at The American College, (see map on reverse side) 270 South Bryn Mawr Avenue, Bryn Mawr, Pennsylvania, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE.

→            (OVER)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ  FOLD AND DETACH HERE  Δ

A special invitation to all shareholders…

For 116 years, Bryn Mawr Trust has been serving the financial needs of individuals, families, professionals and businesses, who want friendly, personal attention. We offer a complete array of both personal and business banking services. Our loan officers and commercial banking specialists are second to none. Also, we continue to be one of the area’s premier providers of wealth management services.

We invite you to view Bryn Mawr Trust as not only an investment, but as a resource for achieving your financial goals. Please allow us to help with your estate, trust, money management, or financial planning needs.

Call me directly at 610-581-4800 to discuss your particular requirements. I will be happy to introduce you to the professional or team of professionals who can best provide you with the high quality of service that you deserve.

Sincerely,

Chairman and CEO